                                  EXHIBIT 99


                     PRESS RELEASE, DATED MARCH 10, 1994

                               NEWS FROM VIACOM


BLOCKBUSTER COMPLETES $1.25 BILLION INVESTMENT IN VIACOM

New York, New York, March 10, 1994 -- Pursuant to the terms of their subscription agreement, Viacom Inc. (ASE: VIA and VIAB) and Blockbuster Entertainment Corporation (NYSE: BV) announced today that Blockbuster has purchased approximately 23 million shares of Viacom Class B Common Stock for a total consideration of $1.25 billion. The merger of Viacom and Blockbuster is expected to be submitted to shareholders for approval in late April or early May.


                                    # # #









Contact:     VIACOM INC.                 BLOCKBUSTER ENTERTAINMENT CORPORATION
             Raymond A. Boyce            Wally Knief
             212/258-6530                305/832-3250

             EDELMAN
             Scott Tagliarino
             212/704-8261